Exhibit 5.1
Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
September 21, 2010
Harmonic Inc.
4300 North First Street
San Jose, California 95134
RE: REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Harmonic Inc. (“you”, the “Company” or “Harmonic”) with the Securities and Exchange Commission on or about September 21, 2010, in connection with the registration under the Securities Act of 1933, as amended, of (i) 295,720 shares of the Company’s common stock, par value $0.001 per share (the “1998 Shares”), reserved for issuance pursuant to the Omneon Video Networks, Inc. 1998 Stock Option Plan (the “1998 Plan”) and (ii), 2,681,800 shares of the Company’s common stock, par value $0.001 per share (the “2008 Shares,” and, together with the 1998 Shares, the “Shares”) under the Omneon, Inc. 2008 Equity Incentive Plan (the “2008 Plan,” and, together with the 1998 Plan, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.
It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati